FIRST AMENDMENT TO LEASE

BETWEEN 1200 MOUNT KEMBLE LIMITED PARTNERSHIP

AS LANDLORD, AND

DENDRITE INTERNATIONAL, INC.

AS TENANT

     THIS FIRST AMENDMENT TO LEASE(“First Amendment”) made as of this 17th day of August, 2001 between 1200 MOUNT KEMBLE LIMITED PARTNERSHIPa New Jersey limited partnership, (“Landlord”) formerly known as MST Company, having an office at c/o Alfieri Property Management, 399 Thornall Street, P.O. Box 2911, Edison, New Jersey 08818-2911 and DENDRITE INTERNATIONAL, INC., a New Jersey Corporation, having an office at 1200 Mt. Kemble Avenue, Harding Township, New Jersey 07940 (“Tenant”).

WITNESSETH:

          WHEREAS, Landlord and Tenant entered into a Lease dated June 2, 1994 (the “Lease”), wherein Landlord let unto Tenant and Tenant hired from Landlord a certain office building commonly known and designated as 1200 Mt. Kemble Avenue, Harding Township, New Jersey (the “Building”) consisting of approximately 101,500 rentable square feet (the “Demised Premises”) for a term of five years; and

          WHEREAS, Tenant exercised an option to extend the term of the Lease for a period of two (2) years (the “Option Period”), which Option Period expires on September 30, 2001; and

          WHEREAS, Landlord and Tenant have agreed to further extend the term of the Lease for a period of three (3) years, and to modify certain provisions of the Lease.

          NOW THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth by and between the parties hereto, it is agreed as follows:

1. The term of the Lease is hereby extended for thirty six (36) months. The Commencement Date of this First Amendment to Lease (“Commencement Date”) shall be October 1, 2001 and the Expiration Date shall be September 30, 2004 (“Extension Period”); provided, however that the effectiveness of this First Amendment and the occurrence of the Commencement Date shall be subject to Tenant’s payment to Landlord of all additional rent arrearage that is outstanding as of the date of the execution of this First Amendment by Tenant. As of the date of execution of this Amendment as set forth at the top of this Amendment, Tenant shall have the right to dispute Landlord’s statement of additional rent arrearage (previously received by Tenant), and the terms of Section 5.08 of the Lease shall govern, except that each of the 150 day periods shall be 90 days.

2. During the Extension Term the fixed rent and additional rent payable under the Lease, as herein amended, shall be calculated on the basis that the Demised Premises consist of 101,500 rentable square feet of space. As of the Commencement Date, Tenant’s annual fixed rent shall be $2,385,250.00 (calculated on the basis of $23.50 per square foot) which shall be payable in advance on the first day of each and every month during the Extension Period in the amount of $198.770.83.

3. The terms and conditions of Sections 5.14 and 9.04 of the Lease shall be applicable and in force during the Extension Period, including but not limited to Tenants’obligation to pay additional rent (as set forth in Section 5.14) in consideration of Landlord’s obligations set forth therein.

4. Tenant hereby accepts the Demised Premises in “AS-IS”condition, without representation or warranty, and Landlord shall not be responsible to perform any work in the Demised Premises in order for Tenant to continue its occupancy of the Demised Premises, except as follows:

a. Upon request of Tenant, and at Tenant's sole cost and expense, Landlord shall:

(1) Install Tenant's existing generator at a location on the Land determined to be suitable by Landlord in its sole discretion, with landscaping and fencing acceptable to Landlord, and

(2) Upgrade the cafeteria exhaust system so as to improve air circulation, subject to Landlord's approval of the plans and specifications therefor.

b. The improvements set forth in 4a (1) and (2) shall be the subject of a Tenant Work Estimate to be signed by Tenant pursuant to Article 12 of the Lease, and shall be removed and the Building restored to its prior condition by the Tenant no later than the expiration or earlier termination of the Lease.

c. Landlord shall make certain repairs and improvements, in an amount not to exceed $153,000, to the Demised Premises, such as, but not limited to, upgrading the bathrooms (new carpet/floor tile, new wall coverings or paint, repair partitions, refinish doors); repair window blinds; clean and reseal the brick facade of Building; and landscaping — the amount for which shall be limited to $20,000.00 as part of the $153,000.00 repair and improvement amount. Landlord shall perform all such work. The repair and improvement amount shall be inclusive of general conditions, architectural fees and permits. Tenant shall make the selection of paint colors, wall coverings and carpet, subject to Landlord’s consent. Landlord shall make the selection of floor tile. Notwithstanding that Landlord shall perform the work, it shall be competitively bid by not less than three qualified contractors in order to assure Tenant that the Landlord’s price is competitive.

d. Nothing contained in this First Amendment shall be construed to nullify or void any of the Tenant Work Estimates and/or Restoration Agreements heretofore signed by Tenant with respect to the Demised Premises pursuant to Article 12 of the Lease, all of which shall remain in full force and effect, and continue to be binding upon Tenant.

5. As of the Commencement Date, the Base Year for the calculation of Taxes and Operating Expenses as described in Article 5 of the Lease shall be calendar year 2001.

6. Section 6.02 of the Lease is hereby deleted and the following substituted therefor:

6.02. Landlord represents that there is no existing mortgage on the Land and Building. In the event the Land or Building is encumbered by a mortgage lien in the future, as a condition of Tenant’s subordination thereto, Landlord shall obtain from such future mortgagee a Non-Disturbance Agreement in favor of Tenant utilizing such mortgagee’s standard and customary form; provided, however, such Non-Disturbance Agreement must (a) contain an acknowledgement and consent by the mortgagee to the terms and conditions of this Lease, and (b) must generally provide that so long as Tenant is not in default of its obligations under this Lease, then its use and enjoyment of the Demised Premises shall not be disturbed and that Tenant will not be named in or joined in any action or proceeding to foreclose any such mortgage. If such Non-Disturbance Agreement contains usual and customary institutional lender and tenant provisions and further provides for an opportunity for the mortgagee to cure any Landlord defaults and other reasonable lender requirements, then such Non-Disturbance Agreement shall be deemed in conformance with the provisions hereof. If Tenant fails to reasonably accept such Non-Disturbance Agreement, it shall be considered that Landlord has satisfied any requirement respecting the future mortgagee and this Lease shall be subordinate to the lien of the Mortgage. If Landlord is unable to obtain from the Lender the Non-Disturbance Agreement as described in this Section 6.02, then this Lease shall not be deemed subordinate to the lien of such future mortgagee. Landlord shall facilitate the communication of requested changes to any form from Tenant to the future mortgagee so as to ensure that Tenant’s changes and comments are made known to the future mortgagee.

7. The following Section is added to Article 8 (Assignment, Mortgaging, Subletting) of the Lease:

8.09. Tenant agrees that in connection with each separate request for a Landlord’s consent to a subletting or assignment (including the review of a statutory or other name change), Tenant shall pay to Landlord the sum of $500.00 representing a reasonable compensation to Landlord for the administration costs of evaluating and responding to the request.

8. The “monthly fixed rent payable during the last month of the term”as referred to in Section 40.01 of the Lease shall be deemed to refer to the monthly fixed rent set forth in this First Amendment.

9. Article 42 of the Lease, Option to Renew, is hereby declared to be null and void and of no further force and effect.

10. Landlord and Tenant mutually covenant, warrant, and represent to each other that there was no broker except The Garibaldi Group, L.L.C. (“Broker”) instrumental in consummating this First Amendment to Lease and that no conversations or negotiations were had with any broker except Broker concerning the renewal of the Lease. Landlord and Tenant agree to hold the other harmless against any claims for a brokerage commission arising out of any conversations or negotiations had by it with any broker except Broker. Landlord agrees to pay Broker pursuant to a separate agreement.

11. Landlord represents that it presently holds a $400,000.00 letter of credit pursuant to Article 35 (Security Deposit) of the Lease. Section 35.02 of the Lease is hereby deleted.

12. Except as modified herein, all of the terms, covenants and conditions set forth in the Lease remain in full force and effect

          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

WITNESS: ARLENE SEPPELT ——————————————	LANDLORD: 1200 MOUNT KEMBLE LIMITED PARTNERSHIP a New Jersey Limited Partnership By: MICHAEL ALFIERI —————————————— Name: Michael Alfieri Title: Partner

ATTEST: CHRISTINE A. PELLIZZARI ——————————————	TENANT: DENDRITE INTERNATIONAL, INC. a New Jersey Corporation By: JOHN E. BAILYE —————————————— By: John E. Bailye Title: